EXHIBIT 10.1

April, 2005

Mr. Yong-Kil Kim

13330 Fontaine Drive

Saratoga, CA 95070-5116

VSEA Expatriate Assignment Offer Letter, 2005

The purpose of this letter is to confirm the conditions of your expatriate assignment to Korea as a Varian Semiconductor Equipment Associates employee. Outlined below are the conditions which will apply:

Duration of Assignment/Status:

We anticipate that the duration of your assignment will be until further notice. Varian Semiconductor can not guarantee the conditions will not change which may require you to either stay on assignment longer or return earlier. You will be considered as a U.S. employee on foreign assignment.

Salary/Position and Reporting Relationship:

Your base salary will be US $265,000 annually, and will be administrated in accordance with the U.S. guidelines in effect at the time of your review dates. While on your assignment you will be reporting to Stan Yarbro and Gary Dickerson. Your title will be Executive Vice President and General Manager, Asian Operations.

Vacation/Holidays:

Vacation days will follow the home country schedule. Host country holidays will be observed while on assignment.

U.S Benefits:

You are required to change from the HMO to the PPO while on foreign assignment.

Since you will be remaining on the U.S. payroll, you will continue to participate in the other Varian Semiconductor Benefits; dental insurance, group life insurance, vision, disability and 401K plan.

Federal Income Tax Equalization:

While on foreign assignment, the U.S. federal income tax expense to you from VSEA source income will be equivalent to the U.S federal income taxes you would have paid had your services been performed entirely in the United States.

Any incremental tax liability you incur either in the US or in your host country which is generated by the assignment will be paid by VSEA

Goods and Services Allowance

You will be eligible for a goods and services allowance of $10,000 annually.

Foreign Service Allowance

The company will provide to you a foreign service allowance of $3,000 per month.

Home at Destination:

The company will provide to you an apartment for your personal use during your assignment. You will be subject to any tax liability from the company provided housing.

Travel Home:

Varian Semiconductor Equipment Associates, Inc. agrees to provide you and your accompanying family with one coach class round trip air fare once a year back to the United States beyond the one trip to preserve your residency status.

Host Country Auto:

The company will provide use of an automobile as per local custom.

Cost of Schooling:

The cost of schooling for your children will be funded by the company at a maximum of $20,000 U.S. per year, per child, under 19 years of age or until high school graduation.

Tax Assistance/Tax Preparation:

VSEA will cover the cost of profession tax preparation assistance for all years in which you have dual country tax obligations. This accounting professional will assist with both your US and foreign tax returns. You are obligated to provide this service with necessary information regarding your taxes on a timely basis. Also, please be advised that even though this tax preparation assistance is being provided, you continue to be responsible for ensuring that your tax forms and payments are completed and paid in a timely fashion. Otherwise you will be held personally liable for applicable interest and/or late penalties. HR will provide you with contact information for your assigned tax accountant.

We believe that you will play an important role in serving VSEA’s customers and in supporting the growth of Varian Semiconductor’s client base in that part of the world. We wish you a successful assignment and we trust that you will honor Varian Semiconductor’s investment in your professional development.

Sincerely,

Bruce Stokes

Director of Human Resources

Your signature will indicate understanding and acceptance of the terms set forth in this letter.

/s/ YONG-KIL KIM	August 2, 2005
Signature	Date